EXHIBIT 10.2

COMMERCIAL LINE OF CREDIT	Nexity Bank
AGREEMENT AND NOTE	3500 Blue Lake Drive, Suite 330
Birmingham, Alabama 35243
(877)738-6391

			DRAW
AGREEMENT		LINE OF CREDIT	EXPIRATION
DATE	LOAN TERM	LIMIT	DATE	MATURITY DATE
June 25, 2007	12 Months	$750,000.00	June 25, 2008	June 25, 2008
LOAN PURPOSE: Provide funds for bank in Organization
BORROWER INFORMATION
HFHC Group, LLC d/b/a F/K/A Home Federal Savings Bank
4405 Mundy Mill Road
Oakwood, GA 30566
LINE OF CREDIT AGREEMENT AND NOTE. This Commercial Line of Credit Agreement and Note will be referred to in this document as the “Agreement.”
LENDER “Lender” means Nexity Bank whose address is 3500 Blue Lake Drive, Suite 330, Birmingham, Alabama 35243, its successors and assigns.
BORROWER. “Borrower” means each person or legal entity who signs this Agreement.
PROMISE TO PAY. For value received, receipt of which is hereby acknowledged, on or before the Maturity Date, the Borrower promises to pay the principal amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000 00) or such lesser amount as shall have been advanced by Lender, from time to time, to or on behalf of Borrower under this Agreement, and all interest and any other charges, including service charges, to the order of Lender at its office at the address noted above or at such other place as lender may designate in writing. The Borrower will make all payments in lawful money of the United States of America.
PAYMENT SCHEDULE. This Agreement will be paid according to the following required, payment schedule: Beginning on July 25, 2007, monthly payments of accrued and unpaid interest. All payments received by the Lender from the Borrower for application to the line of Credit may be applied to the Borrower’s obligations under the Line of Credit in such order as determined by the Lender.
ADVANCES BY LENDER. Advances of principal, repayment, and readvances may be made under this Agreement from time to time but Lender in its sole discretion and subject to provisions related to obligatory and discretionary advances, may refuse to make advances or readvances hereunder during any period(s) this Agreement is in default. All advances made will be charged to a loan account in Borrower’s name on Lender’s books and the Lender shall debit such account for the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. If the Lender furnishes the Borrower with a statement of Borrower’s loan account, such statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless Lender receives a written statement exception from Borrower within 10 days after such statement has been furnished.
INTEREST RATE AND SCHEDULED PAYMENT CHANGES. The initial variable interest rate on this Agreement will be 7.250% per annum. This interest rate may change on June 26, 2007, and every day thereafter. Each Date on which the interest rate may change is called the “Change Date.” Beginning with the first Change Date, Lender will calculate the new interest rate based on Wall Street Journal Prime in effect on the Change Date (the “Index”). If the Index is not available at that time, Lender will choose a new Index which is based on comparable information. The Index is used solely to establish a base from which the actual rate of interest payable under this Agreement will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower. The interest rate will never be greater than 18.000% or less than 0.000%.
Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the maximum allowed by law. If, however, from any circumstances Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender’s sole discretion, or as otherwise allowed by applicable law. An increase in the interest rates will result in a higher payment amount. Interest on this Agreement is calculated on a 365/360 day basis. The unpaid balance of this loan shall, while any Event of Default exists under this Agreement or any other agreement related to the loan, be subject to a Default Rate of interest equal to 18.000% per annum, and after Maturity whether by acceleration or otherwise, shall be subject to a Post-Maturity Rate of interest equal to the same fixed or variable rate basis in effect before maturity.

LATE PAYMENT CHARGE. If any required payment is more than 15 days late, then at Lender’s option, Lender will assess a late payment charge of $25.00 or 5% of the amount past due, whichever is greater.
LINE OF CREDIT TERMS. This is a Discretionary Agreement. The Borrower and Lender agree that the Borrower may request an advance of all or part of the Line of Credit Limit. The Lender may, at it sole discretion, refuse to make advances under this Agreement.
Advances, Borrower and Lender agree that Borrower may borrow up to the maximum amount of principal more than one time. Additional principal advances thereafter will be made to the Borrower subject to the following conditions:
•	Advances of principal, repayment; and readvances may be made under this Agreement from time to time but Lender, in its sole discretion, may refuse to make advances or readvances hereunder during any period(s) this Agreement is in default.
•	Advances under this Agreement may be requested orally or in writing by the Borrower or by an authorized person.
•	The total of any advance requested and unpaid principal cannot exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000 00).
•	All advances made will be charged to a loan account in Borrower’s name on Lender’s books, and the Lender shall debit such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. Lender shall provide to Borrower periodic statements of Borrower’s loan account, which shall be deemed to be correct, accepted by, and binding upon Borrower unless Lender receives a written statement of exception from Borrower within 10 days after such statement is furnished.
Suspension and Termination. Advances under this Agreement will be available until June 25, 2008, the Draw Expiration Date. On this Date no further advances will be made available to Borrower. The Date this Line of Credit expires is on June 25,2008, the Maturity Date. The Maturity Date is the Date the Line of Credit expires, the Date the Line of Credit is cancelled by Borrower, or the Date the Line of Credit is cancelled by Lender due to an occurrence of default, whichever is earlier.
Loan Type Conversion. Provided no default or event of default shall have occurred, the Borrower may, at its option, apply for conversion of this Agreement into a Term loan 30 days prior to the Maturity Date. However, the Lender shall have no obligation to approve the Borrower’s application.
RIGHT OF SET OFF. To the extent permitted by law, Borrower agrees that Lender has the right to set off any amount due and payable under this Agreement, whether matured or unmatured, against any amount, owing by Lender to Borrower including any or all of Borrower’s accounts with Lender. This shall include all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. Such right of setoff may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Burrower, or against anyone else claiming through or against Borrower of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.
DISHONORED ITEM FEE. If Borrower makes a payment on the loan with a check or preauthorized charge which is later dishonored, a fee in the amount of $25.00 will be charged.
DEFAULT. Upon the occurrence of any one of the following events (each an “Event of Default” or “default” or “event of default”). Lender’s obligations if any, to make any advances will, at Lender’s option, immediately terminate and Lender, at its option, may declare all indebtedness of Borrower to Lender under this Agreement to be immediately due and payable without further notice of any kind notwithstanding anything to the contrary in this Agreement or any other agreement: (a) Borrower’s failure to make any payment on time or in the amount due; (b) any default by Borrower under the terms of this Agreement of any other agreement, security agreement executed in connection with this Agreement (individually, a “Loan Document” and collectively, the “Loan Documents”); (c) any default by Borrower under the terms of any other loan agreement security agreement, mortgage or other document in favor of Lender; (d) the death, dissolution, or termination of existence of Borrower or any guarantor; (e) Borrower is generally not paying Borrower’s debts as such debts become due; (f) the commencement of any proceeding under bankruptcy or insolvency laws by or against Borrower or any guarantor or the appointment of a receiver; (g) any default under the terms of any other indebtedness of Borrower to any other creditor; (h) any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any collateral securing the loan, if any, or any of Borrower’s property or any judgment is entered against Borrower or any guarantor; (i) any part of Borrower’s business is sold to or merged with any other business, individual, or entity; (j) any representation or warranty made by Borrower to Lender in any of the Loan Documents or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given; (k) if any guarantor, or any other party to any agreement or instrument with or in favor of Lender entered into or delivered in connection with the Loan terminates, attempts to terminate or defaults under any such agreement or instrument; (l) Lender has deemed itself insecure or there has been a material adverse change of condition of the financial prospects of Borrower or any collateral securing the obligations owing to Lender by Borrower.
OTHER APPLICABLE AGREEMENTS. If this Agreement is secured by a security agreement, mortgage, deed of trust, trust deed, security deed or loan agreement of event or previous Date, it is subject to all the terms thereof.
GENERAL WAIVERS. To the extent permitted by law, the Borrower severally waives any required notice of presentment demand acceleration, intent to accelerate, protest and any other notice and defense due to extensions of time or other indulgence by Lender or to any substitution or release of collateral. No failure or delay on the part of Lender, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right nor shall any single or partial exercise of any power or right preclude other or further exercise thereafter the exercise of any other power or right.
JOINT AND SEVERAL LIABILITY. If permitted by law, each Borrower executing this Agreement is jointly and severally bound.
SEVERABILITY. If a court of competent jurisdiction determines any term or provision of this Agreement is invalid or prohibited by applicable law, that term or provision will be ineffective to the extent required any term or provision that has been determined to be invalid or prohibited will be severed from the rest of this Agreement without invalidating the remainder of either the affected provision or this Agreement.
SURVIVAL. The rights and privileges of the Lender hereunder shall inure to the benefits of its successors and assigns, and this Agreement shall be binding on all heirs executors, administrators, assigns and successors of Borrower.
ASSIGNABILITY. Lender may assign, pledge or otherwise transfer this Agreement or any of its rights and powers under this Agreement without notice, with all or any of the obligations owing to Lender by Borrower, and in such event the assignee shall have the same rights as if originally named herein in place of Lender. Borrower may not assign this Agreement or any benefit accruing to it hereunder without the express written consent of the Lender.
ORAL AGREEMENTS DISCLAIMER. This Note represents the final agreement between the parties and may not be contradicted by evidence of print, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
GOVERNING LAW. This Agreement is governed by the laws of the state of Alabama except to the extent that federal law controls.
HEADING AND GENDER. The headings preceding text in this Agreement are for general convenience in identifying subject matter, but have no limiting impact on the text which follows any particular heading. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.
ATTORNEYS’ FEES AND OTHER COSTS. If legal proceedings are instituted to enforce the terms of this Agreement, Borrower agrees to pay all costs of the Lender in connection therewith, including reasonable attorneys’ fees, to the extent permitted by law.
WAIVER OF JURY TRIAL. All parties to this Agreement hereby waive, to the fullest extent permitted by law, any right to trial by jury with respect to any dispute, whether in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to the relationship established between them in this Agreement or any other instrument, document, or agreement executed or delivered in connection herewith or the transaction related hereto.
By signing this Agreement, Borrower acknowledges reading, understanding, and agreeing to all its provisions. CAUTION — IT IS IMPORTANT THAT YOU THOROUGHLY READ THE CONTRACT BEFORE YOU SIGN IT.
HFHC Group, LLC d/b/a F/K/A Home Federal Savings Bank

/s/ Gary H. Anderson By: Gary H. Anderson Its:	6/25/07 Date	/s/ Alfred J. Couch By: Alfred J. Couch Its: President/CEO/Manager	6/25/07 Date
By: James Bryan House Its: Organizer	Date	/s/ Larry S. Bullock By: Larry S. Bullock Its: Organizer	6/25/07 Date
/s/ Randall L. Crow By: Randall L. Crow Its: Organizer	6/25/07 Date	/s/ William G. Ruppenthal By: William G. Ruppenthal Its: Organizer	6/25/07 Date
/s/ Ricky Dale Davis By: Ricky Dale Davis Its: Organizer	6/25/07 Date	/s/ Gary James Wytiaz By: Gary James Wytiaz Its: Organizer	6/25/07 Date
/s/ Phillip J. Markert By: Phillip J. Markert Its: Organizer	6/25/07 Date	/s/ Lawrence R. Dunn By: Lawrence R. Dunn Its: Organizer	6/25/07 Date
/s/ John King Bailey By: John King Bailey Its: Organizer	6/25/07 Date	/s/ William Richard Clarke By: William Richard Clarke Its: Organizer	6/25/07 Date
/s/ William Gary Bagwell By: William Gary Bagwell Its: Organizer	6/25/07 Date	/s/ Daniel Olejnik By: Daniel Olejnik Its: Organizer	6/25/07 Date
		/s/ Trent P. Gaites By: Trent P. Gaites Its: Organizer	6/25/07 Date